Exhibit 99.1

PFF Bank & Trust to Open New Branch in Adelanto

RANCHO CUCAMONGA, California,  September 12, 2006, PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the Bank), Diversified Builder Services and Glencrest Investment Advisors, Inc., announced today that the Bank has signed a lease agreement to open a branch in Adelanto pending approval from the Office of Thrift Supervision.

The new branch, expected to open in spring 2007, will be located at the northwest corner of Palmdale Rd. & Hwy 395.

President/CEO Kevin McCarthy commented, "PFF Bank & Trust is now extending its branch footprint to our High Desert communities.  New branches, already approved in Apple Valley and Hesperia, will join the new Adelanto branch in further developing our deposit and loan franchise in this thriving region."

The Bank's branch network is presently comprised of thirty full-service branches encompassing eastern Los Angeles, northern Orange, San Bernardino and Riverside counties.  With the new Adelanto branch and the seven new branches announced in our previous news releases of May 24, July 26 and August 28, 2006, the Bank's branch network will expand to 38 offices by early 2008.

The Bank also provides trust and investment advisory services through its expanding branch system and from trust offices in Claremont, Hemet and Palm Desert.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties.  The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2006.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Source: PFF Bancorp, Inc.

Contact: Kevin McCarthy,

President, CEO of PFF Bancorp, Inc.;

Gregory C. Talbott,

Senior Executive Vice President, COO/CFO of PFF Bancorp, Inc.

+1-909-941-5400

Web site: http://www.pffbancorp.com